EXHIBIT 99.1
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GETTING NETWORKS ON AIR


CONTACT:     Investor Relations Department
             919-466-5492
             investorrelations@spectrasite.com



                     SPECTRASITE AMENDS ITS CREDIT FACILITY

CARY, NC, JUNE 30, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, announced today that effective June 29, 2004, SpectraSite Communications, Inc. ("Communications"), a wholly owned subsidiary of SpectraSite, Inc., amended its credit facility. The amendment, among other things, (i) provides for a $216.5 million basket that permits Communications to repurchase SpectraSite, Inc.'s existing debt with a sublimit of up to $175 million that could be used to repurchase Spectrasite, Inc.'s common stock or to pay dividends to SpectraSite, Inc.'s stockholders,
(ii) tightens the existing borrower leverage ratio and (iii) provides for certain documentation changes.

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At March 31, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,582 towers and in-building sites primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial outlook, future expectations, financial and operating projections, plans and strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions,
(iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2004 Outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.


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